Exhibit 10.2
ACTUANT CORPORATION
DEFERRED COMPENSATION PLAN
(Conformed through the Fourth Amendment)
Actuant Corporation, a Wisconsin corporation, maintains the Actuant Corporation Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management and highly compensated employees of the Company and its participating Affiliates. The Plan is intended to provide such employees with certain deferred compensation benefits and certain benefits that cannot be provided under the Actuant Corporation 401(k) Plan due to the limitations on benefits under the provisions of Section 415 or 401(a)(17) of the Code or to the extent certain items of compensation are not considered in determining benefits under the Actuant Corporation 401(k) Plan, or cannot be deferred into the Actuant Corporation 401(k) Plan.
The Plan was originally established effective as of December 1, 2002. The Plan was most recently restated effective September 1, 2004, and has been amended from time to time thereafter.
The Plan is designed to comply with the American Jobs Creation Act of 2004, as amended (the “Jobs Act”), and Section 409A of the Code. Accordingly, the Plan has been amended to conform to the requirements of the Jobs Act and Section 409A of the Code, and final Treasury regulations issued thereunder, with respect to Non-Grandfathered Amounts under the Plan. Prior to January 1, 2008, it is intended that the Plan be interpreted according to a good faith interpretation of the Jobs Act and Section 409A of the Code, and consistent with published guidance thereunder, including, without limitation, IRS Notice 2005-1 and the proposed and final Treasury regulations under Section 409A of the Code. Treatment of amounts deferred under the Plan pursuant to and in accordance with any transition rules provided under all IRS published guidance and other applicable authorities in connection with the Jobs Act or Section 409A of the Code, including, without limitation, the adoption of the transition rules prescribed under Q&As 20 and 21of IRS Notice 2005-1, shall be expressly authorized hereunder and shall be administered in accordance with procedures established by the Administrator or the Committee, as the case may be. In the event of any inconsistency between the terms of the Plan and the Jobs Act or Section 409A of the Code with respect to Non-Grandfathered Amounts, the terms of the Jobs Act and Section 409A of the Code shall prevail and govern.
SECTION 1
Definitions
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
1.1    “Administrator” shall mean the Company, as provided in Section 8.1.
1.2    “Affiliate” shall mean a corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of Section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with any Employer.
1.3    “Beneficiary” shall mean the person or persons entitled to receive benefits under the Plan upon the death of a Participant, as provided in Section 6.7.
1.4    “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

1

1.5    “Change of Control” shall mean the date on which the first of the following events occurs:

(a)
any one person or more than one person acting as a Group (within the meaning assigned to such term in Treasury Regulation §§1.409A-3(i)(5)(v)(B) and (vi)(D)) (excluding Affiliates) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all or substantially all of the business or assets from the Company (but in no event shall a Change of Control be deemed to have occurred where such acquired assets have a total Gross Fair Market Value (as defined below) of less than 40% of the total Gross Fair Market Value of all of the assets of the Company immediately before such acquisition or acquisitions);

(b)
any one person or more than one person acting as a Group (excluding Affiliates) acquires more than 50% of the total fair market value or total voting power of stock of the Company, provided that if such person or persons are considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company or to possess Effective Control (as defined below) of the Company, the acquisition of additional stock or control, respectively, of the Company by the same person or persons is not considered to cause a Change of Control of the Company under this subsection (b); or

(c)
(i) any one person, or (ii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors as constituted before the appointment or election.

‘Effective Control’ for purposes of this Plan means that any one person or more or more than one person acting as a Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, provided that if such person or persons are considered either to own more than 50% of the total fair market value or total voting power of the stock of the Company or to possess Effective Control of the Company, the acquisition of additional stock or control, respectively, of the Company by the same person or persons is not considered to cause a change in the Effective Control of the Company.
The term ‘Gross Fair Market Value’ shall mean the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of determining stock ownership, the attribution rules described in Section 318(a) of the Code shall apply and stock underlying a vested option is considered owned by the individual who holds the vested option, provided that if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §§83-3(b) and (j)), the stock underlying the option shall not be treated as owned by the individual who holds the option. If payments from the Plan are made on account of a Change of Control event described in subsection (a) or (b), above, that occur because the Company purchases its stock held by the Participant or because the Company or a third party purchases a stock right held by the Company, or that are calculated by reference to the value of the Company’s stock, such payments shall be completed not later than 5 years after the Change of Control event. A Change of Control shall be subject to such further rules, conditions, limitations, restrictions, or clarifications prescribed under Section 409A of the Code, including, without limitation, Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii).
1.6    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
1.7    “Committee” shall mean the Company’s Compensation Committee, as it may be constituted from time to time. The members of the Compensation Committee are appointed by, and serve at the pleasure of, the Board of Directors.

1.8    “Company” shall mean Actuant Corporation, a Wisconsin corporation.
1.9    “Compensation” shall mean the base salary of a Participant and any CMM bonus paid to him or her under the Company’s CMM bonus plan for a given Plan Year. Effective January 1, 2011, Compensation shall also include eligible (as determined under Subsection 3.1(d) herein) Restricted Stock Units (RSUs) granted to any Eligible Employee in accordance with the Actuant Corporation 2009 Omnibus Incentive Plan or any other similar plan or program granting RSUs approved by the Company for deferral into this Plan.
1.10    “Compensation Deferrals” shall mean the notional amounts credited to Participants’ Accounts under the Plan pursuant to their deferral elections made in accordance with Section 3.1.
1.11    “Disability” or “Disabled” shall mean the mental or physical inability of a Participant to perform the regularly assigned duties of his or her employment, provided that such inability (a) has continued or is expected to continue for a period of at least 12 months and (b) is evidenced by the certificate of a physician satisfactory to the Committee stating that such inability exists and is likely to be permanent. The meaning of Disability or Disabled shall be subject to such further rules, conditions, limitations, restrictions, or clarifications as prescribed under Section 409A of the Code and Treasury Regulations and other guidance issued thereunder.
1.12    “Eligible Compensation” for a Plan Year shall mean an Eligible Employee’s “Eligible Compensation” as defined in the 401(k) Plan for the fiscal year of the Company ending in the preceding Plan Year, except that (a) the limitation under Section 401(a)(17) of the Code shall not apply, and (b) the Eligible Employee’s elective deferrals made pursuant to any non-qualified deferred compensation plan maintained by an Employer, including this Plan, shall be included.
1.13    “Eligible Employee” shall mean the following:

(a)
with respect to eligibility to receive Non-Qualified Core Contributions described in Section 3.2, an “Eligible Employee” shall be any employee whose Eligible Compensation exceeds the limitation under Section 401(a)(17) of the Code in any given fiscal year of the Company (as adjusted by the Internal Revenue Service for changes in the cost of living from time to time); and

(b)
with respect to eligibility to make Compensation Deferrals in accordance with Section 3.1, the Committee shall have discretion to determine whether an Eligible Employee may participate in the Plan by electing to make Compensation Deferrals. For these purposes an Eligible Employee shall include any employee whose Compensation, as defined in Subsection 1.9, annualized as of the date of determination, exceeds the limitation under Section 414(q)(1)(b) of the Code (as adjusted by the Internal Revenue Service for changes in the cost of living from time to time) that is applicable on the date of such determination. The Committee may make such determination by individual or employment classification prior to the beginning of each Plan Year, or, in the case of newly hired employees, upon such employee’s date of hire. Notwithstanding the foregoing, if an employee was an Eligible Employee in a prior Plan Year and made Compensation Deferrals in the prior Plan Year, such Eligible Employee shall continue to be deemed to be an Eligible Employee in the subsequent Plan Year, regardless of the amount of Eligible Compensation earned by such employee in such subsequent Plan Year.

1.14    “Employers” shall mean the Company and each of its Affiliates who adopts the Plan with the consent of the Company. With respect to an individual Participant, Employer shall mean the Company or its Affiliate that directly employs such Participant. To the extent (and only to the extent) required under Section 409A of the Code with respect to a Participant’s Non-Grandfathered Amounts under the Plan, including, without limitation, for purposes of Sections 1.5, 1.26(b), 3.1, 3.2 (excluding the first paragraph therein), 6.1(b), 6.2(c), and 9.3 the “Employer” shall mean the person for whom the Participant performs services and with respect to whom the legally binding right to payments under the Plan arises, and all persons with whom such person would be considered a single employer under Section 414(b) or (c) of the Code.
1.15    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
1.16    “Financial Hardship” shall mean a severe financial hardship to the Participant, which has been properly demonstrated to and approved by the Committee or its delegate in its sole discretion, resulting from:

(a)
an illness or accident of the Participant, Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code);

(b)	the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or

(c)
other similar extraordinary circumstances arising as a result of events beyond the control of the Participant, including, without limitation, (i) the imminent foreclosure of or eviction from the Participant’s primary residence, (ii) the payment of funeral expenses of the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B) of the Code);

which would, if no cessation of deferrals were made in accordance with Section 2.2, result in severe financial burden to the Participant. Also, a Financial Hardship does not exist to the extent that the hardship may be relieved by (a) cessation of such Participant’s deferrals of the bonus portion of his Compensation pursuant to Section 2.2, (b) reimbursement or compensation by insurance or otherwise, or (c) liquidation of the Participant’s other assets (to the extent such liquidation would not itself cause severe financial hardship), but disregarding any additional compensation that due to the Financial Hardship is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Financial Hardship under another plan that would provide for deferred compensation (within the meaning of Section 409A of the Code) except due to the application of the effective date provisions under Treasury Regulation §1.409A-(6).
1.17    “401(k) Plan” shall mean the Actuant Corporation 401(k) Plan, as amended from time to time.
1.18    “Grandfathered Amounts” shall mean the portion of the Participant’s Account balance under the Plan as of December 31, 2004, the right to which was earned and vested (within the meaning of Treasury Regulation §1.409A-6(a)(2)) as of December 31, 2004, plus the right to future contributions to the Account the right to which was earned and vested (within the meaning of Treasury Regulation. §1.409A-6(a)(2)) as of December 31, 2004, to the extent such contributions are actually made, each determined by reference to the terms of the Plan in effect as of October 3, 2004, but only to the extent such Plan terms have not been materially modified (within the meaning of Treasury Regulation §1.409A-6(a)(4)) after October 3, 2004. Grandfathered Amounts shall include any earnings (within the meaning of Treasury Regulation. §1.409A-1(o)) attributable thereto.
1.19    “Investment Options” shall mean the funds or other investment vehicles designated pursuant to Section 4.1.

1.20    “Non-Grandfathered Amounts” shall mean the Participant’s Account balance under the Plan less any portion of the Participant’s Account balance under the Plan constituting Grandfathered Amounts.
1.21    “Non-Qualified Core Contributions” shall mean the contributions made by Employers pursuant to Section 3.2.
1.22    “Participant” shall mean an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3.
1.23    “Participant’s Account” or “Account” shall mean as to any Participant the separate account maintained on the records of the Employers in order to reflect his or her interest under the Plan. Such Account shall include any amounts transferred from the Applied Power Inc. Executive Deferred Compensation Plan.
1.24    “Plan” shall mean the Actuant Corporation Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time, and, to the extent (and only to the extent) required under Section 409A of the Code with respect to a Participant’s Non-Grandfathered Amounts under the Plan, any other plan with which the Plan is required to be aggregated under Section 409A of the Code. This Plan is intended to constitute an account balance plan, as defined in Treasury Regulation §1.409A-1(c)(2)(i)(A).
1.25    “Plan Year” shall mean each 12-month period beginning January 1 and ending the following December 31. “Effective Date” shall mean September 1, 2004.
1.26    “Termination of Employment” shall mean (a) with respect to a Participant’s Grandfathered Amounts, the date on which the Participant ceases to perform services with all Employers and Affiliates, and (b) with respect to a Participant’s Non-Grandfathered Amounts under the Plan, the date of the Participant’s separation from service (within the meaning of Treasury Regulation §§1.409A-1(h) and 1.409A-2(i)(2)) for any reason, including by reason of death or Disability, with the Employer, except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Treasury Regulation §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation §1.414(c)-2. For purposes of subsection (b), above, (i) the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of any such leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Employer under an applicable statute or by contract, (ii) a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer, and (iii) if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable law or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
SECTION 2
Participation

2.1	Participation
Each Eligible Employee who was a Participant in the Plan immediately before the Effective Date shall continue as a Participant on and after the Effective Date, subject to the terms and provisions of the Plan. Each other Eligible Employee shall become a Participant in the Plan as of the earlier of the date on which an Eligible Employee’s initial deferral election to make Compensation Deferrals becomes irrevocable under Section 3.1(b) or the date on which an Eligible Employee first becomes eligible to receive Non-Qualified Core Contributions under Section 3.2.

2.2	Suspension of Bonus Deferrals Due to Hardship
The Committee, in its sole discretion, may cancel the Participant’s Compensation Deferrals for the bonus portion of his or her Compensation due to a Financial Hardship or a hardship distribution pursuant to Treasury Regulation §1.401(k)-1(d)(3). However, an election to make Compensation Deferrals under Section 3.1 shall be irrevocable as to amounts deferred as of the effective date of any cancellation in accordance with this Section 2.2. Following any such cancellation of the Participant’s Compensation Deferrals for the bonus portion of his or her Compensation, any later election by such Participant to make Compensation Deferrals will be subject to the provisions of Section 3.1(b) governing initial deferral elections.

2.3	Termination of Participation
An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.
SECTION 3
Contributions

3.1	Compensation Deferrals
At the times and in the manner prescribed in this Section 3.1, each Eligible Employee may elect to defer portions of his or her Compensation and to have the amounts of such deferrals notionally credited to his or her Account under the Plan on the records of the Employer in accordance with such rules as the Committee may establish. The Administrator may establish rules and regulations regarding Compensation Deferrals, including minimum and maximum deferral requirements. An Eligible Employee’s decision to make Compensation Deferrals under the Plan shall be entirely voluntary.

(a)
Election to Defer Compensation. Each Eligible Employee who makes an election to make Compensation Deferrals under this Section 3.1 shall make a separate Compensation Deferral election with respect to the salary portion and the bonus portion of his or her Compensation.

(b)
Specific Timing and Method of Election. The Administrator, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. Any employee designated as first becoming eligible to participate in the Plan may become a Participant by making a Compensation Deferral election in the time and manner determined by the Administrator. Such election shall apply only to the Participant’s Compensation beginning on such eligibility date. Notwithstanding any provision of the Plan to the contrary, with respect to a Participant’s Non-Grandfathered Amounts attributable to Compensation Deferrals, a Participant’s election to make Compensation Deferrals for a Plan Year under this Section 3.1 shall be made by filing the appropriate deferral election form(s) with the Administrator before the end of whichever of the following periods applies to the Participant: (i) within the first 30 days after the employee “first becomes eligible to participate in the Plan” (within the meaning of Treasury Regulation §1.409A-2(a)(7)(ii)) with respect to Compensation paid for services to be performed after the election, or (ii) if that 30-day period has expired, no later than the later of either (A) the December 31 preceding the year in which the Eligible Employee will earn the Compensation (other than Performance-Based Compensation, as defined below) to be deferred (or such earlier date as determined by the Administrator), or (B) in the case of any Performance-Based Compensation (as defined in Treasury

Regulation §1.409A-1(e)), the date that is six months before the end of the performance period (or such earlier date as determined by the Administrator), provided that for purposes of this subsection (b)(ii)(B) the Eligible Employee performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Eligible Employee made his or her election to defer such Performance-Based Compensation, and provided further that in no event may an election to defer Performance-Based Compensation be made after such Compensation has become readily ascertainable. In the case of an Eligible Employee who previously ceased being an Eligible Employee, the phrase ‘first becomes eligible to participate in the Plan’ in subsection (b)(i) above shall be interpreted to apply only where the Eligible Employee either (i) previously received payment of his or her total Account balance under the Plan, and on or before the date of the last payment was not eligible to continue (or elect to continue) to participate in the Plan for periods after the last payment (other than through an election of a different form and time of payment with respect to the amounts paid), or (ii) regardless of whether such Eligible Employee previously received payment of his or her total Account balance under the Plan, had not been eligible to participate in the Plan (other than the accrual of notional investment earnings under Section 4) at any time during the 24-month period ending on the date the Eligible Employee again becomes eligible to participate in the Plan. If an Eligible Employee fails to timely elect to make Compensation Deferrals for a Plan Year pursuant to and in accordance with this Section 3.1(b), he or she may not later elect to make Compensation Deferrals for that Plan Year. To the extent an Eligible Employee does timely elect to make Compensation Deferrals for a Plan Year pursuant to and in accordance with this subsection (b), such election shall be irrevocable upon the expiration of the applicable election period prescribed under this subsection (b).

(c)
Crediting of Compensation Deferrals Other Than RSU Deferrals. The amounts deferred pursuant to this Section 3.1 shall reduce the Participant’s Compensation during the Plan Year and shall be credited to the Participant’s Compensation Deferral Account as of the last day of the month in which the amounts (but for the deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment shall be determined by the Administrator under such formulae as it shall adopt from time to time.

(d)
Special Rules for RSU Deferrals. Notwithstanding the foregoing, an Eligible Employee as defined in Subsection 1.13 may make an election to notionally defer into the Plan amounts attributable to RSUs (as defined in Section 1.9 above) granted to such Participant which are eligible for deferral into this Plan, as determined by the Company. RSUs are eligible for deferral into this Plan to the extent that the RSUs are scheduled to become vested no earlier than twelve months (and no later than the maximum number of months determined in the sole discretion of the Administrator) following the date such deferral election is effective. The Administrator, in its sole discretion, shall determine the manner and deadlines for Participants to make RSU Deferral elections, provided that any such election shall comply with the requirements of Section 409A of the Code and the regulations thereunder. To the extent an Eligible Employee timely elects to make RSU Deferrals for a Plan Year pursuant to and in accordance with this subsection (d), such election shall be irrevocable upon the expiration of the applicable election period determined by the Administrator. Because deferrals of RSUs are deemed under Section 409A of the Code to constitute subsequent changes in the timing of payment of such RSUs, (i) such RSU Deferral Election shall not take effect until at least 12 months after the date on which the election is effective; and (ii) in the case of an election related to a payment not on account of Disability, death, or Financial Hardship, the payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (i.e., the vesting date).

RSUs shall be invested only in the Company Stock Fund Option described in Subsection 4.1(b). The amounts deferred pursuant to this Subsection (d) shall be credited to the Participant’s RSU Deferral Account as of the date upon which the underlying RSUs would have vested. In the event that the Participant experiences a Termination of Employment, death or Disability during the period which begins on the date the Participant’s RSU Deferral election becomes effective and ends on the day before the date the Participant’s underlying RSUs would become vested, or in the event that the vesting of the RSUs is accelerated during such period (for example, as a result of a change of control or other applicable event), such RSU Deferral Election shall become null and void, and disposition of the attributable RSUs shall be made as if such RSU Deferral Election had never been made.

3.2	Non-Qualified Core Contributions
Employers shall make a Non-Qualified Core Contribution to the Plan for a Plan Year for each Eligible Employee designated by the Committee under Section 1.13 as being eligible to receive Non-Qualified Core Contributions, provided that such employee is employed by an Employer on the last day of the Plan Year or incurred a termination of employment with all Employers and Affiliates prior to the last day of such Plan Year by reason of Normal Retirement (as defined in the 401(k) Plan), death, or Disability. The Employer’s Non-Qualified Core Contribution for the Plan Year with respect to an Eligible Employee will equal the difference between the Actuant Corporation Core Contribution allocable for the Plan Year for the Eligible Employee as described in Section 3.01 of the 401(k) Plan calculated based on such Eligible Employee’s Eligible Compensation under this Plan and without regard to any benefit limitations imposed on such Eligible Employee’s annual additions pursuant to Section 415 of the Code, minus the Actuant Corporation Core Contribution allocable for such Eligible Employee under the 401(k) Plan for the Plan Year. The Plan shall hold a Participant’s Non-Qualified Core Contributions in his or her Non-Qualified Core Contribution Account. Participants shall not be eligible to elect the timing or form of payment of their Non-Qualified Core Contributions. Non-Qualified Core Contributions shall be paid in a lump sum within ninety days of Termination of Employment.
SECTION 4
Notional Investment of Contributions

4.1	Investment Options
The Administrator has designated two Investment Options, the Deemed Interest Crediting Option and the Company Stock Fund Option, for the notional investment of Participants’ Accounts. The Investment Options are for recordkeeping purposes only and do not allow Participants to direct any Employer assets (or, if applicable, the assets of any trust related to the Plan). Each Participant’s Account shall be adjusted pursuant to the Participant’s notional investment elections made in accordance with this Section 4.

(a)
Deemed Interest Crediting Option. Compensation Deferrals (other than RSU Deferrals) invested in the Deemed Interest Crediting Option shall be credited with deemed interest as of the end of each month. A Participant’s monthly interest credit with respect to the portion of the Participant’s Account that is attributable to the Participant’s service with the Employers during a particular Plan Year and that is invested in the Deemed Interest Crediting Option shall be equal to: (a) such portion of the Participant’s Account as of the first day of the month, less any distributions of such portion of the Participant’s Account during the month pursuant to Section 6, multiplied by (b) a rate equal to one-twelfth of the applicable “Deemed Interest Rate.” The “Deemed Interest Rate” shall be a rate of interest determined annually by the Committee prior to the beginning of each Plan Year. The Deemed Interest Rate shall be announced to Participants prior to the deadline for election of Compensation Deferrals for that Plan Year. The Deemed Interest Rate for a

Plan Year shall apply to all Compensation Deferrals attributable to service with the Employers during the applicable Plan Year for as long as those deferrals and contributions are maintained under the Plan; provided, however, that if the Participant elects a short-term payout for a Plan Year’s Compensation Deferrals pursuant to and in accordance with Section 6.3, and thereafter elects to defer payment pursuant to and in accordance with Section 6.4, the Deemed Interest Rate on such Compensation Deferrals for Plan Years (or partial Plan Years) commencing after the effective date of the subsequent deferral election shall be the Deemed Interest Rate in effect for the year in which the Participant’s subsequent deferral election is properly made.

(b)
Company Stock Fund Option. Compensation Deferrals and Non-Qualified Core Contributions made to each Participant’s Account and invested in the Company Stock Fund Option shall be deemed to be invested in Class A Common Shares of Actuant Corporation commencing as of the “Share Purchase Date” next following the date such deferrals or contributions are contributed to the Plan. “Share Purchase Date” shall mean the “Trading Day” or days designated by the Committee following the end of each calendar month. “Trading Day” shall mean a day on which the New York Stock Exchange is open for trading. Notwithstanding the foregoing, RSU Deferrals made to each Participant’s Account shall be deemed to be invested in Class A Common Shares of Actuant Corporation commencing as of the date such RSUs would otherwise have vested but for the contribution of such RSU Deferrals into the Plan. An amount equal to the number of Class A Common Shares of Actuant Corporation a Participant is deemed to own under the Company Stock Fund Option multiplied by the dividend (if any) paid on such Class A Common Shares on each dividend payment date shall be credited to the Participant’s Account as soon as practicable following the dividend payment date and shall be deemed to be invested in additional Class A Common Shares of Actuant Corporation as though such dividends were a Compensation Deferral or a Non-Qualified Core Contribution the Participant elected to invest in the Company Stock Fund Option. The Company may, but is not required to, set aside Class A Common Shares in anticipation of its obligation to pay certain benefits under the Plan in the form of Class A Common Shares.

4.2	Investment Option Elections
A Participant may elect one or both of the Investment Options (allocated in specified whole percentages) for the notional investment of his or her Compensation Deferrals (other than RSU Deferrals) in accordance with the rules established from time to time by the Committee. Amounts attributable to RSUs deferred into this Plan and Non-Qualified Core Contributions made to this Plan shall be invested only in the Company Stock Fund Option described in Subsection 4.1(b). A Participant may change his or her investment election with respect to future Compensation Deferrals in accordance with the rules of the Committee. A Participant’s investment election shall remain in effect until later changed in accordance with the rules of the Committee. If a Participant does not make an investment election, all Compensation Deferrals by the Participant (other than RSU Deferrals) made to the Plan in the Plan Year in which no investment election by the Participant is applicable will be deemed to be invested in the Deemed Interest Crediting Option.

4.3	One-Time Election to Change Investment Option
Each Eligible Employee who was a Participant in the Plan immediately before September 1, 2004 was given a one-time irrevocable election, during the time period designated by the Committee and announced to Participants, to transfer all or a specified whole percentage of his or her notional interest in the Deemed Interest Crediting Option as of August 31, 2004, plus any Compensation Deferrals and Non-Qualified Core Contributions made to the Plan on his or her behalf on or after September 1, 2004 but attributable to his or her service with an Employer prior to September 1, 2004, to the Company Stock Fund Option in accordance with rules established by the Committee for such purpose.

SECTION 5
Accounting

5.1	Participants’ Accounts
For each Plan Year, at the direction of the Administrator, there shall be established and maintained on the records of the Employer, the following accounts for each Participant (to the extent applicable):

(a)
A “Compensation Deferral Account” to reflect the Compensation Deferrals (other than RSU Deferrals) made by the Participant during such Plan Year and the notional income, dividends, appreciation, and depreciation attributable thereto.

(b)
A “Non-Qualified Core Contribution Account” to reflect the Non-Qualified Core Contributions credited on behalf of the Participant and the notional income, dividends, appreciation, and depreciation attributable thereto.

(c)	An “RSU Deferral Account” to reflect RSU Deferrals made by the Participant effective for such Plan Year and the notional income, dividends, appreciation, and depreciation attributable thereto.
Except as expressly modified, all accounts maintained for a Participant are referred to collectively as the Participant’s “Account.”

5.2	Participants Remain Unsecured Creditors
All amounts credited to a Participant’s Account under the Plan shall continue for all purposes to be a part of the general assets of the Employer. Each Participant’s interest in the Plan shall make him or her only a general, unsecured creditor of the Employer. In the event that an Employer (other than the Company) becomes insolvent and therefore unable to make a payment or payments owed by it under the Plan, the Company shall make such payments; provided, however, that nothing in this sentence shall make any Participant anything other than a general, unsecured creditor of the Company.

5.3	Accounting Methods
The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants’ Accounts, including the calculation and crediting of notional income, dividends, appreciation, and depreciation, shall be determined by the Administrator, in its sole discretion. The accounting methods or formulae selected by the Administrator may be revised from time to time. No Participant or Beneficiary shall have any right to examine books, records, or account of the Employers in connection with amounts payable under the Plan.

5.4	Reports
Each Participant shall have access at any time to statements of his or her Account, reflecting the status of his or her interest in the Plan.

SECTION 6
Distributions

6.1	General Timing of Distributions

(a)
In General. Except as otherwise provided in this Section 6, payment of a Participant’s Account shall commence within ninety days of the Participant’s Termination of Employment, provided that with respect to a Participant’s Non-Grandfathered Amounts, the Participant shall under no circumstances be permitted, directly or indirectly, to designate the taxable year of payment (other than an election that complies with the subsequent deferral election rules under Section 6.2(c) and the payment of RSU Deferrals described in Section 3.1(d)). Notwithstanding the foregoing, payments in any Plan Year shall only be made to the extent the Administrator reasonably anticipates that such payments are deductible for such Plan Year under Section 162(m) of the Code as of the date specified in Section 6.1. If, pursuant to the foregoing sentence, any amounts are not paid when originally scheduled, such amounts shall be paid in the first taxable year which the Administrator reasonably anticipates (or should reasonably anticipate) that such payments would be deductible under Section 162(m) of the Code. (During any such delay in payment, unpaid amounts shall continue to be credited with notional income, dividends, appreciation, and depreciation.) Notwithstanding the foregoing, distribution of a Participant’s Account shall be made without regard to the deductibility of the payments under Section 162(m) of the Code if the time for distribution is accelerated pursuant to Section 6.5 (Change of Control) or Section 6.6 (Death or Disability).

(b)
Special Timing Rule for Specified Employees. Notwithstanding any provision in the Plan to the contrary, with respect to a Participant’s Non-Grandfathered Amounts, payment as a result of a Participant’s Termination of Employment to any Participant who is a Specified Employee (as of his or her Termination of Employment) shall not be made or commence before the date that is not less than six months after such Participant’s Termination of Employment (or, if earlier, such Participant’s date of death). For this purpose, a ‘Specified Employee’ shall have the meaning assigned to such term in Treasury Regulation §1.409A-1(i) at any time during the 12-month period, as determined by the Administrator ending with the annual date upon which key employees are identified by the Administrator (the ‘Specified Employee Identification Date). If a Participant is a Specified Employee as of the Specified Employee Identification Date, such Participant shall be treated as a Specified Employee for the entire 12-month period beginning on the effective date, as determined by the Administrator ending with the annual date following the Specified Employee Identification Date (but no later than the first day of the fourth month following the Specified Employee Identification Date) (the ‘Specified Employee Effective Date’). In lieu of applying the foregoing definition of a Specified Employee, the Administrator may apply the alternative method described in Treasury Regulation §1.409A-1(i)(5) in good faith with respect to any payment under the Plan as belonging to the group of identified Specified Employees, to a maximum of 200 such Specified Employees, regardless of whether such employee is subsequently determined by the Employer, any governmental agency, or a court not to be a Specified Employee, as defined above by reference to Section 416 of the Code. In the event amounts under the Plan are payable to a Specified Employee in installments, the first annual installment shall be delayed not less than six months after such Participant’s Termination of Employment, with all other annual installment payments payable as originally scheduled. During any delay in payment under this subsection (b), unpaid amounts shall continue to be credited with notional income, dividends, appreciation, and depreciation. To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan applicable to all its nonqualified deferred compensation plans, the Specified Employee Identification Date for determining the Employer’s Specified Employees is each December 31 and the Specified Employee Effective Date is each subsequent April 1 following the applicable Specified Employee Identification Date. To the extent not otherwise designated by the Employer in a separate document forming a part of the Plan, the definition of compensation used to determine Specified Employee status shall be determined under Treasury Regulation §1.415(c)-2(a).

6.2	Form of Payment

(a)
Form of Payment for Notional Investments in Deemed Interest Crediting Option. This subsection (a) applies to the portion of a Participant’s Account that is invested in the Deemed Interest Crediting Option only. Payment (or installment payments) of a Participant’s notional investment in the Deemed Interest Crediting Option shall be made in cash. Each Participant shall indicate on his or her benefit election form the form of payment (i.e., installments or lump sum) for the Compensation Deferrals other than RSU Deferrals (and the notional income attributable thereto) to be made for the specific Plan Year covered by such benefit election form and invested in the Deemed Interest Crediting Option. Subject to any acceleration of payments required under this Section 6, a Participant may elect to receive such payment in one of the following forms of payment upon such Participant’s Termination of Employment commencing as of the date specified in Section 6.1 (i) a lump sum payment, (ii) five annual installment payments, or (iii) ten annual installment payments; provided, however, that a Participant who elects to receive annual installments for five or ten years shall instead receive payment in a lump sum equal to the balance then credited to his or her Account pursuant to and in accordance with the applicable provisions of this Section 6 if: (A) such Participant’s Termination of Employment occurs due to his or her death or Disability, or (B) distribution to such Participant is accelerated due to a Change of Control. Except as permitted under Section 6.2(c) or as otherwise permitted under Section 409A of the Code, a Participant’s election as to the form of payment shall be irrevocable as of the date coinciding with the date on which the initial deferral election becomes irrevocable under Section 3.1(b) or 3.2, as the case may be, and shall apply to all amounts credited to the Participant’s Account that are (iii) attributable to service with the Employers during the Plan Year with respect to which the election relates and (iv) invested in the Deemed Interest Crediting Option. If the Participant elected to receive five or ten annual installment payments, subject to any acceleration of payments required under this Section 6, his or her first installment shall be equal to 1/5th or 1/10th (respectively) of the balance then credited to his or her Account that is (v) attributable to service with the Employers during the Plan Year with respect to which the election relates and (vi) invested in the Deemed Interest Crediting Option. Each subsequent annual installment shall be paid to the Participant in each of the Participant’s subsequent taxable years commencing with such Participant’s second taxable year following the taxable year in which his or her Termination of Employment occurred and ending in the Participant’s taxable year in which the final annual installment is due. The amount of each subsequent installment shall be equal to the balance then credited to the Participant’s Account that is (vii) attributable to service with the Employers during the Plan Year with respect to which the election relates and (viii) invested in the Deemed Interest Crediting Option, divided by the number of annual installments remaining to be made. While a Participant’s Account is in installment payout status, the unpaid balance credited to the Participant’s Account shall continue to be credited with notional income.

(b)
Form of Payment for Notional Investments in Company Stock Fund Option. Subject to any acceleration of payments required under this Section 6, payment of a Participant’s notional investment in the Company Stock Fund Option upon such Participant’s Termination of Employment shall commence as of the date specified in Section 6.1 and, except as provided below, shall be paid in the form of a lump sum in whole Class A Common Shares of Actuant Corporation plus cash in an amount equal to the value of any fractional interest in a Class A Common Share of Actuant Corporation. Notwithstanding the foregoing, with respect to Compensation Deferrals invested in the Company Stock Fund Option other than RSU Deferrals, each Participant may indicate on his or her benefit election form the form of payment (i.e., installments or lump sum) for the Compensation Deferrals invested in the Company Stock Fund (and the notional income attributable thereto), to be made for the specific Plan Year covered by such benefit election form. Subject to any acceleration of payments required under this Section 6, a Participant may elect to receive such payment in one of the forms of payment (i.e., installments or lump sum) described in subsection (a), above, but subject to the acceleration of payment and subsequent deferral of payment provisions therein, upon such Participant’s Termination of Employment commencing as of the date specified in Section 6.1. Except as permitted under Section 6.2(c) or as otherwise permitted under Section 409A of the Code, a Participant’s election as to the form of payment shall be irrevocable as of the date coinciding with the date on which the initial deferral election becomes irrevocable under Section 3.1(b) or 3.2, as the case may be, and shall apply to all amounts credited to the Participant’s Account that are (i) attributable to service with the Employers during the Plan Year with respect to which the election relates, and (ii) attributable to Compensation Deferrals invested in the Company Stock Fund Option. The amount of annual installment payments from the Company Stock Fund Option shall be determined in a manner substantially similar to the methodology applied to determine annual installment payments from the Deemed Interest Crediting Option, as described in subsection (a), above, except that payment of any annual installment shall be made in the form of whole Class A Common Shares of Actuant Corporation plus cash in an amount equal to the value of any fractional interest in a Class A Common Share of Actuant Corporation. Notwithstanding the foregoing, RSU Deferrals, which are always notionally invested in the Company Stock Fund, shall be paid only in the form of a lump sum. Non-Qualified Core Contributions, which are always notionally invested in the Company Stock Fund, shall be paid only in a lump sum within 90 days of the Participant’s Termination of Employment.

(c)
Subsequent Change in Form or Timing of Payment. Except to the extent otherwise permitted under Section 409A of the Code, notwithstanding any provision of the Plan to the contrary, including without limitation Section 6.4, with respect to a Participant’s Non-Grandfathered Amounts, a Participant or the Employer, as the case may be, shall not be permitted to change or revoke the form or timing of payment with respect to the Participant’s Compensation Deferrals (including RSU Deferrals) and/or Non-Qualified Core Contributions on or after the date on which such election would otherwise be irrevocable under Section 3.1(b), 3.1(d) or 3.2, as the case may be. Notwithstanding the foregoing, a Participant or the Employer shall be permitted to change or revoke, in the case of Compensation Deferrals other than RSU deferrals, the form (i.e., lump sum or installments) or timing of payment of such deferrals, or, in the case of RSU Deferrals, to change the timing of payment of the Participant’s RSU Deferrals, provided that all of the following requirements are satisfied with respect to such Participant’s or the Employer’s subsequent election to change the form or timing of payment, but only to the extent such subsequent election to change the form or timing of payment is so authorized under rules established by the Administrator and approved by the Committee: (i) such election shall not take effect until at least 12 months after the date on which the election is made; (ii) in the case of an election related to a payment not on account of Disability, death, or

Financial Hardship, the payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of an installment payments treated as a single payment within the meaning of Treasury Regulation §1.409A-2(b)(2), five years from the date the first amount was scheduled to be paid); and (iii) in the case of an election related to a payment at a specified time or pursuant to a fixed schedule, such as a short-term payout election under Section 6.3, the election be made not less than 12 months before the date the payment is scheduled to be paid (or in the case of installment payments treated as a single payment within the meaning of Treasury Regulation §1.409A-2(b)(2), 12 months before the date the first amount was scheduled to be paid).

6.3	Short-Term Payout
A Participant may elect, on his or her Compensation Deferral election for any Plan Year, to receive a short-term payout of the Participant’s Compensation Deferrals other than RSU Deferrals (and the notional income, dividends, appreciation, and depreciation attributable thereto) for that Plan Year. The short-term payout shall be a lump sum payment in cash (for notional investments in the Deemed Interest Crediting Option) or in whole Class A Common Shares of Actuant Corporation plus cash in an amount equal to the value of any fractional interest in a Class A Common Share of Actuant Corporation (for notional investments in the Company Stock Fund Option), as applicable. Subject to the other terms and conditions of this Plan, the short-term payout of Compensation Deferrals other than RSU Deferrals shall be paid within 90 days of the earlier of (a) the date selected by the Participant (which must be at least three years after the date on which the Participant’s initial Compensation Deferral election for a Plan Year becomes irrevocable under Section 3.1(b)), or (b) the Participant’s Termination of Employment.

6.4	Subsequent Deferral Elections for Short-Term Payouts
With respect to grandfathered amounts, a participant may defer payment of all or any portion of a short-term payout or an amount payable pursuant to a prior deferral election for a one-year period (or such longer period as is approved by the Committee); by filing a deferral election with the Committee at least six (6) months prior to the date any short-term payout becomes payable, provided that any such deferral election shall be effective only with the consent of the Committee. As it is in the Company’s interest to defer payments of Compensation, the Committee shall be deemed to consent to a deferral election unless the Committee notifies the Participant in writing, within thirty business days after receipt of the deferral election, that consent is not given. Notwithstanding the foregoing, with respect to a Participant’s Non-Grandfathered Amounts attributable to the portion of his or her Compensation Deferrals other than RSU Deferrals that are subject to a short-term payout deferral election pursuant to and in accordance with Section 6.3, or with respect to a Participant’s RSU Deferrals, a Participant shall not be permitted to revoke the timing of payments with respect to Non-Grandfathered Amounts on or after the date on which the initial short-term deferral or RSU payment election for a Plan Year would otherwise be irrevocable under Sections 3.1(b) or 3.1(d), nor permitted to change the timing of such payments unless all of the following requirements are satisfied with respect to such Participant’s subsequent election to change the timing of payment, but only to the extent such subsequent election is so authorized under rules established by the Administrator and approved by the Committee: (i) such election shall not take effect until at least 12 months after the date on which the election is made; (ii) in the case of an election related to a payment not on account of Disability, death, or Financial Hardship, the payment with respect to which the election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been paid; and (iii) the election be made not less than 12 months before the date the payment is scheduled to be paid.

6.5	Change of Control
If there is a Change of Control, the balance then credited to a Participant’s Account shall be distributed to him or her in a lump sum within 90 days after the date of the Change of Control.

6.6	Special Rule for Death or Disability

If a Participant dies or becomes Disabled, the balance then credited to his or her Account shall be distributed to the Participant (or his or her Beneficiary) in a lump sum within 90 days after the date of death or Disability.

6.7	Beneficiary Designations
Each Participant may, pursuant to such procedures as the Administrator may specify, designate one or more Beneficiaries. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Administrator. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Administrator on account of any payment made before the change is recorded. The last effective designation received by the Administrator shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

6.8	Financial Hardship
In the event that a Participant incurs a Financial Hardship, the Committee or its delegate, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant’s Compensation Deferral Account shall be paid to him or her within 90 days of such Participant incurring such Financial Hardship; provided, however, that the amount paid to the Participant pursuant to this Section 6.8 shall be limited to the amount reasonably necessary to alleviate the Participant’s Financial Hardship (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

6.9	Payments to Incompetents
If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

6.10	Undistributable Accounts
Each Participant and (in the event of death) his or her Beneficiary shall keep the Administrator advised of his or her current address. If the Administrator is unable to locate a Participant to whom a Participant’s Account is payable under this Section 6, the Participant’s Account shall be held in suspense pending location of the Participant, without any prejudice to the Committee, the Administrator, or the Company (and each of their respective authorized delegates), as the case may be, including, without limitation, for any additional tax liability resulting from such delay in payment, provided that such unpaid amounts shall continue to be credited with notional income, dividends, appreciation, and depreciation. If the Administrator is unable to locate a Beneficiary to whom a Participant’s Account is payable under this Section 6 within six (6) months (or, with respect to a Participant’s Non-Grandfathered Amounts, such other period during which payment must commence under this Section 6 or, if later, such other period permitted under Section 409A of the Code) of the Participant’s death, the Participant’s Account shall be paid to the Participant’s estate.

6.11	Committee Discretion
Within the specific time periods described in this Section 6, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan. In addition and notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may cause the balance credited to a Participant’s Account to be paid to him or her in a lump sum at any time following the Participant’s termination of employment with all Employers and Affiliates. Notwithstanding the foregoing, the Committee shall retain and exercise such discretion reserved hereunder only to the extent such retention and exercise of discretion does not violate the requirements of Section 409A of the Code with respect to a Participant’s Non-Grandfathered Amounts.

6.12	Withholding; Reporting
To the extent required by law in effect at the time any distribution is made from the Plan, the Employers shall withhold any taxes and such other amounts required to be withheld. Further, to the extent required by law, the Employer shall report amounts deferred and/or amounts taxable under the Plan to the appropriate governmental authorities, including, without limitation, to the United States Internal Revenue Service.
SECTION 7
Participant’s Interest in Account
Subject to Sections 5.2 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the Plan), a Participant’s interest in the balance credited to his or her Account at all times shall be 100% vested and nonforfeitable.
SECTION 8
Administration of the Plan

8.1	Plan Administrator
The Company is hereby designated as the administrator of the Plan (within the meaning of Section 3(16)(A) of ERISA).

8.2	Committee
The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

8.3	Actions by Committee
Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

8.4	Powers of Committee
The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

(a)
To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

(b)	To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

(c)	To cause one or more separate Accounts to be maintained for each Participant;

(d)	To cause Compensation Deferrals, Non-Qualified Core Contributions, and notional income, dividends, appreciation, and depreciation to be credited to Participants’ Accounts;

(e)	To establish and revise an accounting method or formula for the Plan, as provided in Section 5.3;

(f)	To determine the manner and form in which any distribution is to be made under the Plan;

(g)	To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

(h)	To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(i)	To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

(j)	To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

(k)	To establish a claims and appeal procedure satisfying the minimum standards of Section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

(l)
To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

(m)	To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

8.5	Decisions of Committee
Benefits under the Plan will be paid to a person only if the Committee or its delegate decides in its discretion that the person is entitled to such benefits. All actions, interpretations, and decisions of the Committee or its delegate shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law. No action at law or in equity shall be brought to recover benefits under this Plan until the appeal rights herein provided have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by the Participant or other claimant must be filed in a court of law no later than 120 days after the Committee’s final decision regarding the claim.

8.6	Administrative Expenses
Expenses incurred in the administration of the Plan by the Committee or otherwise, including legal fees and expenses, shall be paid by the Employers in such proportions and allocations as the Committee determines.

8.7	Eligibility to Participate

No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

8.8	Indemnification
Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.
SECTION 9
Modification or Termination of Plan

9.1	Employers’ Obligations Limited
The Employers intend to continue the Plan indefinitely, and to maintain each Participant’s Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or Non-Qualified Core Contributions or may discontinue Compensation Deferrals or Non-Qualified Core Contributions, with or without cause.

9.2	Right to Amend or Terminate
The Board of Directors reserves the right to alter, amend or terminate the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. The Company, in its sole discretion, may seek a private letter ruling from the Internal Revenue Service regarding the tax consequences of the Plan. If such a ruling is sought, the Committee shall have the right to adopt such amendments to the Plan, including retroactive amendments, as the Internal Revenue Service may require as a condition to the issuance of such ruling.

9.3	Effect of Termination
If the Plan is terminated pursuant to this Section 9, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 6; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants’ Accounts as of any earlier date; provided that with respect to Non-Grandfathered Amounts, such discretion reserved to the Committee to accelerate the form and timing of the distribution of Participants’ Accounts shall be exercised only to the extent the termination of the Plan arises pursuant to and in accordance with one of the following provisions:

(a)
Corporate Dissolution or Bankruptcy. The Plan is terminated and liquidated by the Employer within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to Section 503(b)(1)(A) of the Bankruptcy Code, provided such amounts are included in the Participants’ gross incomes in the latest of the following years (of, if earlier, the taxable year in which such amounts are actually or constructively received) (i) the calendar year in which the Plan is terminated and liquidated, (ii) the first calendar year in which amounts are no longer subject to a substantial risk of forfeiture, or (iii) the first calendar year in which the payment is administratively practicable.

(b)	Change of Control Event. The Employer takes irrevocable action to terminate and liquidate the Plan within the 30 days before or 12 months after the occurrence of a

Change of Control, provided that all other plans sponsored by the Employer after the Change of Control with which the Plan is required to be aggregated under Section 409A of the Code are terminated and liquidated with respect to each Participant that experienced the Change of Control, so that all such Participants are required to receive a distribution of the amounts deferred under the Plan and such aggregated plans within 12 months of the date the Employer took such irrevocable action to terminate and liquidate all such aggregated plans.

(c)
Termination of All Similar Arrangements. The Plan is terminated and liquidated by the Employer, provided (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Employer; (ii) the Employer terminates and liquidates all other plans required to be aggregated under Section 409A if the same Employer had deferrals of compensation under all such aggregated plans, (iii) no payments are made on account of the terminations (other than payments that would have been payable in the absence of the plan terminations) within 12 months of the date the Employer takes irrevocable action to terminate and liquidate all such aggregated plans, (iv) all payments are made within 24 months of the of the date the Employer takes irrevocable action to terminate and liquidate all such aggregated plans, and (vi) within three years following the date the Employer takes irrevocable action to terminate and liquidate all such aggregated plans, the Employer does not establish any new nonqualified deferred compensation plans that would otherwise have been aggregated with the Plan under Section 409A of the Code if the same Participant participated in both plans.

(d)	Other. The Plan is terminated and liquidated pursuant to and in accordance such other events and conditions prescribed under Section 409A of the Code.
SECTION 10
General Provisions

10.1	Inalienability
In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant’s interest in the Plan is not transferable pursuant to a domestic relations order.

10.2	Successors, Acquisitions, Mergers, Consolidations
The terms and conditions of the Plan shall inure to the benefit of and bind the Employers, the Participants, their successors, assigns and personal representatives.

10.3	Rights and Duties
Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

10.4	No Right to Employer Assets
No participant or other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Employers whatsoever, including, without limiting the generality of the foregoing, any specific funds, assets, or other property which the Employers, in their sole discretion, may set aside in anticipation of liability hereunder. Any benefit which become payable hereunder shall be paid from the general assets of the Employers. A Participant shall have only a contractual right to the amounts, if any, payable hereunder to that Participant. The Employer’s obligations under this Plan are not secured or funded in any manner, even if the Company elects to establish a trust with respect to the Plan. Even though benefits provided under the Plan are not funded, the Company may establish a trust to assist in the payment of benefits. All investments under this Plan are notional and do not obligate the Company (or its delegates) to invest the assets of the Company or of any such trust in a similar manner.

10.5	No Enlargement of Employment Rights
Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time.

10.6	Apportionment of Costs and Duties
All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

10.7	Compensation Deferrals Not Counted Under Other Employee Benefit Plans
Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers.

10.8	Applicable Law
The provisions of the Plan shall be construed, administered and enforced in accordance with applicable Federal law, and to the extent not preempted thereby or inconsistent therewith, with the laws of the State of Wisconsin, without regard to the conflicts of laws provisions of that State or any other jurisdiction. Without limiting the generality and applicability of the foregoing and notwithstanding any provision in the Plan to the contrary, if and to the extent that the payment of any Non-Grandfathered Amounts would otherwise violate the requirements of Section 409A of the Code, such Non-Grandfathered Amounts shall be paid under such other conditions determined by the Administrator or the Committee, as the case may be, that cause the payment of such Non-Grandfathered Amounts to comply with Section 409A of the Code and the Plan shall be construed and administered accordingly to achieve that objective.

10.9	Responsibility for Legal Effect
No representations or warranties, express or implied, are made by the Employers or the Committee and neither the Employers nor the Committee assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan.

10.10	Severability
If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

10.11	Captions
The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.